Registration No. ______________

As filed with the Securities and Exchange Commission on November 5, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVA MEASURING INSTRUMENTS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

Weizmann Scientific Park
Building 22, 2nd Floor
Ness-Ziona 76100 Israel
(Address of Principal Executive Offices) (Zip Code)

Nova Measuring Instruments Ltd. 2007 Incentive Plan
(Full Title of the Plan)

Nova Measuring Instruments Inc.
4701 Patrick Henry Drive, Building 1701, Santa Clara, CA 95054
(Name and Address of Agent for Service)

Copy to:
Shachar Hadar, Adv.
Gross, Kleinhendler, Hodak, Berkman & Co.
One Azrieli Center
Tel Aviv 67021, Israel

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.01 per share	2,500,000 (1)	$2.88 (2)	$7,200,000 (2)	$ 222

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable under the Nova Measuring Instruments Ltd. 2007 Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)     Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Nova Measuring Instruments Ltd.‘s ordinary shares on the Nasdaq Global Market on October 29, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Nova Measuring Instruments Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

(1)	the Company’s Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on May 11, 2007;

(2)	the description of the Company’s Ordinary Shares, par value NIS 0.01 per share, contained in the Company’s Registration Statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 22, 2000;

(3)	the Company’s Reports on Form 6-K furnished to the Commission on February 20, 2007; March 1, 5, and 14, 2007; April 13, 2007; May 7, 11 and 24, 2007; June 5 and 6, 2007; August 1, 2 and 8, 2007; September 20, 2007; and October 24 and 30, 2007.

        All documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and to the extent designated therein, certain reports on form 6-K, furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exemption of Office Holders under the Israeli Companies Law

        The Israeli Companies Law of 1999, or the Companies Law, provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our Articles of Association allow us to do so.

        The Companies Law was amended in March 2005 to permit indemnification of reasonable litigation expenses as well, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of malice aforethought.

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        The amendment to the Companies Law also provides that an undertaking by a company to indemnify an office holder must be limited to events which its board of directors deems to be foreseeable in light of the company’s actual operations at the time of the undertaking and limited to a sum or criterion that the board of directors determines to be reasonable under the circumstances, and the undertaking must delineate those events and such sum or criterion which the board determined to be reasonable. This amendment to the Companies Law imposes these conditions only on undertakings to indemnify an office holder for financial liabilities imposed by judgments but not for litigation expenses.

        The Companies Law provides that a company may not indemnify an office holder for, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

—	a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	breach by the office holder of his duty of care if such breach was done intentionally or recklessly, excluding mere negligence;

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine levied against the office holder as a result of a criminal offense.

Required Approvals

        In addition, pursuant to the Companies Law, indemnification of and procurement of insurance coverage for our office holders must be approved by its audit committee and board of directors and, for indemnification and insurance for directors, also by its shareholders.

Insurance and Indemnification of Directors and Officers under the Company’s Articles of Association

        Subject to the provisions of the Companies Law, under the Company’s amended Articles of Association, the Company is permitted to exempt in advance any director or officer from any liability to the Company attributed to damage caused by breach of the director’s or officer’s duty of care owed to the Company, except for such breach of duty of care in distribution (as defined by the Companies Law). Subject to the provisions of the Companies Law, the Company may procure directors’ and officer’s liability insurance for the following:

—	breach of duty of care by any director or officer owed to the Company or any other person;

—	breach of fiduciary duty by any director or officer owed to the Company, provided that such director or officer acted in good faith and had a reasonable basis to assume that the action would not harm the best interests of the Company; or

—	a monetary liability imposed on the director or officer in favor of a third party due to activities carried out in his capacity as a director or officer of the Company.

        Subject to the provisions of the Companies Law, the Company may undertake retroactively to indemnify a director or company officer in respect of a liability or expense imposed on him or incurred by him as a result of an act carried out in his capacity as a director or officer of the Company. Such indemnity may be issued in respect of a liability or expense as follows:

—	a monetary liability imposed on the director or officer in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court;

—	reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer due to an inquiry he was under or a proceeding filed against him by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings in an offense not requiring proof of mens rea; or

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—	reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer charged to him by the court, in a proceeding filed against him by or on behalf of the Company or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he was found guilty of an offense not requiring proof of mens rea.

        Subject to the provisions of the Companies Law, the Company may undertake in advance to indemnify a director or officer in respect of a liability or expense imposed on him as a result of an act carried out in his capacity as a director or officer, provided that the undertaking will be limited as follows:

—	a monetary liability imposed on the director or officer in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court. However, such undertaking will be limited to the kinds of events that in the Board’s opinion are foreseeable at the time of the issue of the undertaking and will be limited to the amount determined by the board of directors as reasonable under the circumstances, and that the kinds of events and the amounts will be mentioned in such undertaking in writing;

—	reasonable litigation expenses, including attorney’s fees incurred by the director or officer due to an inquiry he was under or a proceeding filed against him by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings, in an offense not requiring proof of mens rea; and

—	reasonable litigation expenses, including attorney’s fees, incurred by the director or officer or charged to him by the court, in a proceeding filed against him by or on behalf of the company or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he was found guilty of an offense not requiring proof of mens rea.

ITEM 8.	EXHIBITS.

See Exhibit Index following the signature page.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness-Ziona, State of Israel, on this 5 day of November, 2007.

NOVA MEASURING INSTRUMENTS LTD. By: /s/ Dror David —————————————— Dror David Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dror David his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all future amendments (including post-effective amendments) to the registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Gabi Seligsohn —————————————— Gabi Seligsohn	President and Chief Executive Officer (Principal Executive Officer)	November 5, 2007

/s/ Dror David —————————————— Dror David	Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2007

/s/ Micha Brunstein —————————————— Micha Brunstein	Chairman of the Board of Directors	November 5, 2007

/s/ Giora Dishon —————————————— Giora Dishon	Director	November 5, 2007

/s/ Moshe Finarov —————————————— Moshe Finarov	Director	November 5, 2007

/s/ Avi Kerbs —————————————— Avi Kerbs	Director	November 5, 2007

/s/ Nicolas Bright —————————————— Nicolas Bright	Director	November 5, 2007

/s/ Dan Falk —————————————— Dan Falk	External Director	November 5, 2007

/s/ Naama Zeldis —————————————— Naama Zeldis	External Director	November 5, 2007

NOVA MEASURING INSTRUMENTS INC. Authorized U.S. Representative By: /s/ Maori Marcan —————————————— Maori Marcan President November 5, 2007

EXHIBIT INDEX

Exhibit Number	Description	Manner of Filing

3.1	Articles of Association of the Company (incorporated by reference to Exhibit 1.1 to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the Commission on May 11, 2007)	Incorporated by reference.

5.1	Opinion of Gross, Kleinhendler, Hodak, Berkman & Co.	Filed herewith.

23.1	Consent of Brightman Almagor & Co.	Filed herewith.

23.2	Consent of Gross, Kleinhendler, Hodak, Berkman, & Co. (included in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

99.1	Nova Measuring Instruments Ltd. 2007 Incentive Plan.	Filed herewith.